Amendment  #7
to the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE March 1, 2003
Between
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(THE COMPANY)
And
SCOTTISH RE (U.S.), INC.
(THE REINSURER)

The parties hereby agree to the following:

Section 26, CONFIDENTIALITY, shall be replaced by the following:

26.           CONFIDENTIALITY

THE REINSURER and THE COMPANY agree to regard and preserve as confidential all information and material which is related to the reinsured business and/or customers that may be obtained by either party from any source as a result of this Agreement.  Neither party will, without first obtaining the other party’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Confidential Information or Personal Information (as defined below).  “Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to insurance and financial products, planned or existing computer systems architecture and software, data, and information of either party as well as third party confidential information to which THE COMPANY has access.  “Personal Information” includes all information provided by or at the direction of THE COMPANY about a customer of THE COMPANY or an affiliate of THE COMPANY, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

Notwithstanding the foregoing, the provisions of this ‘CONFIDENTIALITY’ section shall not apply with respect to disclosing of the Product, the Specifications and/or Confidential Information which is already known to the other party or becomes publicly known through no wrongful act of either party; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by either party; or is approved for release by written authorization of the other party; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law.  The foregoing exceptions do not apply to the disclosure of Personal Information, which may not be disclosed without THE COMPANY’s prior written consent, except as noted elsewhere in this ‘CONFIDENTIALITY’ section.

The provisions of this ‘CONFIDENTIALITY’ section regarding Confidential Information shall survive the termination of the parties’ obligations under this Agreement for a period of two years, and the provisions of this ‘CONFIDENTIALITY’ section regarding Personal Information shall survive the termination of the parties’ obligations under this Agreement up to and including destruction of the Personal Information.

THE REINSURER acknowledges that in the course of its engagement by THE COMPANY, THE REINSURER may receive or have access to Personal Information.  In recognition of the foregoing, THE REINSURER covenants and agrees that:

•	It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure:

•
It will use and disclose Personal Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use or disclose such information for THE REINSURER’s own purposes or for the benefit of anyone other than THE COMPANY, except that THE REINSURER may use Personal Information for its own internal risk management;

•
It will not, directly or indirectly, disclose Personal Information to anyone outside THE REINSURER, except with THE COMPANY’s prior written consent as permitted under the terms of this Agreement. However, THE REINSURER shall be permitted to disclose Personal Information, without the COMPANY’s prior written consent, if the proposed recipient of Personal Information has agreed in writing to protect the Personal Information to substantially similar standards as the standards of this section, in the following circumstances: (1) for purposes of retrocession or securitization of the reinsured business; (2) during the course of external audits; (3) to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this Agreement; or (4) to subcontractors or affiliates of THE REINSURER that require Personal Information in order to provide services to THE REINSURER.

•
It shall, upon the earlier of (i) completion of an engagement or termination of this Agreement, (ii) determination that it has no need for Personal Information, or (iii) at any time THE COMPANY requests, dispose of all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Personal Information that THE REINSURER may then possess or control. Notwithstanding the preceding sentence, THE REINSURER may retain one copy of the Personal Information if it is required to do so by applicable law, regulation, or its written records retention program.  All such Personal Information shall be protected as required by this section, which shall survive termination of this Agreement.  Disposal may be achieved, at THE COMPANY’s option, through prompt delivery of the records to THE COMPANY or destruction pursuant to THE REINSURER’S written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means.  THE REINSURER agrees to destroy all such Personal Information at expiration of period for which it is required to retain Personal Information to the standard of this Agreement.  Upon any occurrence of (i), (ii), or (iii) above, THE REINSURER shall promptly certify in writing to THE COMPANY, in a form acceptable to THE COMPANY and executed by an authorized officer of THE REINSURER, that all such Personal Information has been destroyed or returned.

THE REINSURER certifies that its treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program to protect Personal Information.  The information security program shall seek to reasonably:

(a)	to protect the security and confidentiality of Personal Information;
(b)	to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and
(c)
to protect against unauthorized access to, destruction, modification, disclosure, or use of Personal Information which could result in substantial harm or inconvenience to THE COMPANY or its affiliates, or to any person who may be identified by such Personal Information.

In the event that THE REINSURER is in material breach of any provisions of this provision, it shall immediately advise THE COMPANY and take steps to remedy such breach.

Except as required by law, THE REINSURER will not disclose Information to third parties without the consent of THE COMPANY; however, THE COMPANY agrees that THE REINSURER may, in the normal course of its business, share Information with other insurance and reinsurance companies (“Retrocessionaires”) to the extent necessary to retrocede risk to the Retrocessionaires, so long as the Retrocessionaires have agreed to maintain the confidentiality of the Information on terms substantially similar to this Agreement.

In the event THE REINSURER is required by court order or other legislative, judicial, or administrative process to disclose Information, THE REINSURER agrees to provide THE COMPANY with prompt notice of the order or process so THE COMPANY has an opportunity to obtain a protective order or other relief.

Y-UL/VULII-2003-SCOT-PLAZ-7

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of October 1, 2007.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	SCOTTISH RE (U.S.), INC.
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Y-UL/VULII-2003-SCOT-PLAZ-7